Filed Pursuant to Rule 424(b)(3)
Registration No. 333-145903

PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED AUGUST 17, 2009

STARTECH ENVIRONMENTAL CORPORATION

_________________

This Prospectus Supplement No. 2 supplements information contained in our prospectus dated August 17, 2009, as amended and supplemented from time to time, and includes (i) additional information to supplement (a) the “Current Developments” section on page 24 of the prospectus and (b) Note 1 to the Unaudited Condensed Consolidated Financial Statements on page F-31 of the prospectus and (ii) the attached Notification of Late Filing on Form 12b-25 with respect to the Company’s 10-Q for the fiscal quarter ended as of July 31, 2009 (including Annex A thereto).  The prospectus relates to the resale by the selling securityholders identified on pages 74-79 of the prospectus of up to 4,795,391 shares of our common stock, no par value.

You should read this Prospectus Supplement No. 2 in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

PLEASE CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 2 or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 15, 2009

Each of (a) the “Current Developments” section on page 24 of the prospectus and (b) Note 1 to the Unaudited Condensed Consolidated Financial Statements on page F-31 of the prospectus is hereby supplemented by the addition of the following information:

On September 11, 2009, the Offerors terminated their offer.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

NOTIFICATION OF LATE FILING

(Check One):                                [   ] Form 10-K                                [   ] Form 20-F                                 [   ] Form 11-K                                [✓ ] Form 10-Q       [   ] Form N-SAR
               [   ] Form N-CSR

For Period Ended: July 31, 2009

[   ]           Transition Report on Form 10-K
[   ]           Transition Report on Form 20-F
[   ]           Transition Report on Form 11-K
[   ]           Transition Report on Form 10-Q
[   ]           Transition Report on Form N-SAR
For the Transition Period Ended:

Read Instruction (on back page) Before Preparing Form.  Please Print or Type.
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I
REGISTRANT INFORMATION

Startech Environmental Corporation
Full Name of Registrant

__________________________________________________________________________________________________________________________________________________
Former Name if Applicable

88 Danbury Road, Suite 2A
Address of Principal Executive Office (Street and Number)

Wilton, CT 06897
City, State and Zip Code

PART II
RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate.)

(a)	The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[✓]	(b)
The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

(c)	The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III
NARRATIVE

State below in reasonable detail why the Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.  (Attach extra sheets if needed.)

Due to unanticipated delays, the required accountant review could not be completed within the anticipated time period without unreasonable expense and effort. The Registrant represents that its Form 10-Q will be filed within the period specified by Rule 12b-25(b)(2)(ii).

PART IV
OTHER INFORMATION

(1)	Name and telephone number of person to contact in regard to this notification
Peter J. Scanlon       (203)       762-2499
   (Name)            (Area Code)    (Telephone Number)

(2)
Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).

[✓] Yes     [   ] No

(3)
Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[✓] Yes     [   ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Startech Environmental Corporation
(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 14, 2009
By: Name: Title:	/s/ Peter J. Scanlon Peter J. Scanlon Chief Financial Officer, Treasurer and Secretary

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative’s authority to sign on behalf of the registrant shall be filed with the form.

ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

Annex A (pursuant to Part IV, Question 3)

Total revenues are expected to be $62,499 for the three months ended July 31, 2009, compared to $16,494 for the same fiscal period in 2008. During the three months ended July 31, 2008, the Company is expected to recognize revenue of $16,494, related to distributorship agreements that have now been fully amortized.  Revenues for the three months ended July 31, 2009 are expected to be up 279.0%

Gross profit is expected to be $62,499 for the three months ended July 31, 2009, compared to $16,494 in the same period in fiscal 2008, a potential increase of $46,005 or 279%. Gross profit is expected to increase due to the Company recognizing revenue from the amortization of the distributorship agreement with no associated cost during the three months ended July 31, 2009.

Selling expenses for the three months ended July 31, 2009 are expected to be $140,402, compared to $164,008 for the same period in the prior year, a potential decrease of $23,606, or 14.3%, primarily due to lower consulting expenses.

Research and development expenses for the three months ended July 31, 2009 are expected to be $50,281, compared to $48,284 for the same period in the prior year, a potential increase of $1,997 or 4.1%, primarily due to an increase in salary expenses.

General and administrative expenses for the three months ended July 31, 2009 are expected to be $1,074,234, compared to $1,232,730 for the same period in 2008, a potential decrease of $158,496, or 13%.  This was primarily due to a decrease in professional fees and other expenses, including accounting and board of directors, rent expense, and 401k match of $417,067, from $553,914 to $136,847.

Depreciation and amortization expenses for the three months ended July 31, 2009 are expected to be $55,972, compared to $56,784 for the same period in the prior year, a potential decrease of $812, or 1.4%, primarily due to lower depreciation expenses on the equipment at our facility in Bristol, Connecticut.

Interest income for the three months ended July 31, 2009 is expected to be $1,211, compared to $33,224 in the same fiscal period in 2008, a potential decrease of 96.3%, due to lower average cash balances and lower interest rates on our money market investments.